UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2006
THORATEC CORPORATION
(Exact name of registrant as specified in its charter)

California	000-49798	94-2340464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)
(925) 847-8600

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 25, 2006, the shareholders of Thoratec Corporation (the “Company”) voted to approve the adoption of the Thoratec Corporation 2006 Incentive Stock Plan (the “Plan”), which was previously approved by the Board of Directors of the Company (the “Board”). A description of the Plan is included on pages 12 through 16 of the Company’s Proxy Statement for 2006 Annual Meeting of Shareholders, dated April 21, 2006, and filed with the Securities and Exchange Commission on April 21, 2006, and is incorporated herein by reference.
     On May 25, 2006, after adjournment of the 2006 Annual Meeting of Shareholders, the Board approved an amendment of the Plan both to clarify and include two limited restrictions to the Plan. Sections 4.1, 8.1(ii) and 8.5(ii) of the Plan were amended to limit the number of shares of the Company’s Common Stock that may be granted under restricted stock bonuses and restricted stock units in recognition of certain Plan participants’ long-term service to the Company with vesting periods shorter than the minimum vesting periods provided for by the Plan (“Long-Term Service Grants”), such that no more than an aggregate of five percent of the Share Reserve (as defined in the Plan and as increased from time to time with the approval of the shareholders of the Company) may be granted as Long-Term Service Grants. Additional language was added to the last sentence of Section 11.1 of the Plan to clarify that, notwithstanding the initial sentences of Section 11.1, shareholder approval will be required, to the extent required by applicable listing standards or law, prior to the implementation of any repricing or cancellation of options under the Plan. The Plan, as amended by the Board, is attached hereto as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Thoratec Corporation 2006 Incentive Stock Plan.

2.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated as of May 31, 2006

THORATEC CORPORATION
By:	/s/ Cynthia Lucchese

Cynthia Lucchese
Chief Financial Officer

3.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Thoratec Corporation 2006 Incentive Stock Plan.

4.